Exhibit 10.1

NICOLA T. HANNA

United States Attorney

BRANDON D. FOX

Assistant United States Attorney

Chief, Criminal Division

JOSEPH O. JOHNS (Cal. Bar No. 144524)

Assistant United States Attorney

Chief, Environmental and Community Safety

Crimes Section

MARK A. WILLIAMS (Cal. Bar No. 239351)

Assistant United States Attorney

Deputy Chief, Environmental and Community

Safety Crimes Section

SONIA W. NATH

Special Assistant United States Attorney

1300 United States Courthouse

312 North Spring Street

Los Angeles, California 90012

Telephone: (213) 894-4536 / (213) 894-3359

E-mail:        joseph.johns@usdoj.gov

mark.a.williams@usdoj.gov

GUSTAV W. EYLER

Director

DANIEL E. ZYTNICK

Trial Attorney

Consumer Protection Branch

U.S. Department of Justice

P.O. Box 386

Washington, DC 20044

Telephone: (202) 598-8337

Email:        daniel.e.zytnick@usdoj.gov

Attorneys for Plaintiff

UNITED STATES OF AMERICA

UNITED STATES DISTRICT COURT

FOR THE CENTRAL DISTRICT OF CALIFORNIA

UNITED STATES OF AMERICA, Plaintiff, v. CHIPOTLE MEXICAN GRILL, INC., Defendant.	Case No. CR 20- DEFERRED PROSECUTION AGREEMENT FOR DEFENDANT CHIPOTLE MEXICAN GRILL, INC.

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1.    This constitutes the deferred prosecution agreement between defendant CHIPOTLE MEXICAN GRILL, INC. (“defendant” or “Chipotle”), the United States Attorney’s Office for the Central District of California (the “USAO”), and the United States Department of Justice’s Consumer Protection Branch (“DOJ-CPB”) (collectively, the “Government”) in the above-captioned case. This agreement is limited to the United States Department of Justice, including the USAO and DOJ-CPB, on the one hand, and Chipotle, on the other, and cannot bind any other federal, state, local, or foreign prosecuting, enforcement, administrative, or regulatory authorities, except as noted in paragraph 3(d).

DEFENDANT’S OBLIGATIONS

2.    Defendant agrees to:

a)    At the earliest opportunity requested by the Government, agree to the filing of a two-count information, in the form attached to this agreement as Exhibit A or a substantially similar form, that charges defendant with adulterating food and causing food to become adulterated while held for sale after shipment of one or more of its components in interstate commerce in violation of the Federal Food, Drug, and Cosmetic Act (FDCA), 21 U.S.C. §§ 331(k) and 333(a)(1).

b)    Pay a total criminal fine of $25,000,000, consisting of one payment of $10,000,000 no later than June 1, 2020, followed by three payments of $5,000,000 each, no later than every 30 days after the prior payment.

c)    Sign, file, and enter a Stipulation Regarding Request for (1) Continuance of Trial Date, and (2) Findings of Excludable Time Periods Pursuant to Speedy Trial Act, in the form attached to this agreement as Exhibit D or a substantially similar form.

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d)    Comply with all terms in this agreement and the Compliance Program attached hereto as Exhibit C, which is incorporated herein by reference.

e)    Not contest any facts or information agreed to in this agreement and the Statement of Facts attached hereto as Exhibit B.

f)    Appear for all court appearances, obey all conditions of any bond, and obey any other ongoing court order in this matter.

g)    Not commit any federal, state, or local crime.

h)    Be truthful at all times with the USAO, DOJ-CPB, the United States Food and Drug Administration (“FDA”), and the Court.

THE GOVERNMENT’S OBLIGATIONS

3.    The Government agrees to:

a)    Not contest facts agreed to in this agreement and the Statement of Facts attached hereto as Exhibit B.

b)    Sign, file, and enter a Stipulation Regarding Request for (1) Continuance of Trial Date, and (2) Findings of Excludable Time Periods Pursuant to Speedy Trial Act, in the form attached to this agreement as Exhibit D or a substantially similar form.

c)    If defendant is in full compliance with all of its obligations under this agreement at the conclusion of the three-year deferred prosecution term, within 15 calendar days of the conclusion of the three-year term, move to dismiss the two-count information.

d)    Except for civil and criminal tax violations (including conspiracy to commit such violations chargeable under 18 U.S.C. § 371), not further prosecute defendant for criminal and/or

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civil violations arising out of defendant’s conduct described in the attached statement of facts. This provision is binding upon Chipotle, the USAO, DOJ-CPB, and the United States Attorney’s Office for each of the other 93 judicial districts of the United States. Chipotle understands that this Agreement does not bind: (i) any state or local prosecuting authorities; (ii) the Tax Division of the U.S. Department of Justice; and (iii) the Internal Revenue Service of the U.S. Department of the Treasury. Defendant understands that the USAO, DOJ-CPB, and any other prosecuting authority are free to criminally prosecute defendant for any other unlawful past conduct or any unlawful conduct that occurs after the date of this agreement.

TERM OF AGREEMENT

4.    This agreement is effective upon signature and execution by defendant’s authorized representative, defendant’s counsel, and Government counsel, and will remain in effect for a period of three years from the date this agreement is filed in court (the “three- year term”).

5.    Defendant and the Government understand that the Agreement to defer prosecution of Chipotle must be approved as to waiver of the requirements of the Speedy Trial Act by the Court, in accordance with 18 U.S.C. § 3161(h)(2). Should the Court decline to approve the Agreement to defer prosecution for any reason: (a) both the Government and Chipotle are released from any obligation imposed upon them by the Agreement; and (b) the Agreement shall be null and void, except for the parties’ waiver of the statute of limitations.

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CIRCUMSTANCES OF THIS AGREEMENT

6.    The Government enters into this agreement based on the individual facts and circumstances presented in this case, including:

a)    The nature and seriousness of the offense conduct;

b)    The changes made by defendant to improve food safety at its restaurants since 2015, including:

i)    Development of new food safety practices designed to address the threat of norovirus and other pathogens, such as a program that limits the number of team members involved in preparing food, and the installation of new dish sanitizers;

ii)    Institution of a Food Safety Advisory Council made up of independent food safety experts to evaluate the company’s procedures and make regular recommendations to corporate officers;

iii) The ongoing evaluation by the company of additional food safety enhancements, including its ongoing evaluation of an improved, automated Hazard Analysis Critical Control Point (HACCP) monitoring systems as well as an automated wellness check system for employees; and

iv)    Continued, regular, internal and third-party food safety inspections and audits.

CORPORATE AUTHORIZATION

7.    Defendant represents that it is authorized to enter into this agreement. On or before the date this agreement is signed, defendant shall provide the Government and file with the Court a notarized legal document certifying that defendant is authorized to enter into and comply with all of the provisions of this agreement.

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Such legal document shall designate a company representative who is authorized to take the actions specified in this agreement, and shall also state that all legal formalities for such authorizations have been observed.

ORGANIZATIONAL CHANGES AND APPLICABILITY

8.    This agreement shall bind defendant, its successor entities (if any), parent companies, and any other person or entity that assumes the liabilities contained herein (“successors-in-interest”). Defendant, or its successors-in-interest, if applicable, shall provide the Government and the Court with immediate notice of any name change, business reorganization, sale or purchase of assets, divestiture of assets, or similar action impacting their ability to pay the fine or affecting this agreement. No change in name, change in corporate or individual control, business reorganization, change in ownership, merger, change of legal status, sale or purchase of assets, or similar action shall alter defendant’s responsibilities under this agreement. Defendant shall not engage in any action to seek to avoid the obligations and conditions set forth in this agreement.

NATURE OF THE OFFENSE

9.    Defendant understands that for defendant to be guilty of the crimes charged in the information, that is, adulterating food and causing food to become adulterated while held for sale after shipment of one or more of its components in interstate commerce in violation of the FDCA, 21 U.S.C. §§ 331(k) and 333(a)(1), the following must be true: defendant committed an act with respect to a food, while the food was held for sale after shipment in interstate commerce that resulted in such food being adulterated under 21 U.S.C. § 342(a)(4).

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PENALTIES

10.    Defendant understands that the statutory maximum sentence that the Court can impose for each misdemeanor violation of 21 U.S.C. §§ 331(k) and 333(a)(1), is: five years’ probation; a fine of $200,000 or twice the gross gain or gross loss resulting from the offense, whichever is greatest; and a mandatory special assessment of $125. Therefore, defendant understands that the total statutory maximum sentence that the Court can impose in this matter is: five years’ probation; a fine of $400,000 or twice the gross gain or gross loss resulting from the offenses, whichever is greatest; and a mandatory special assessment of $250. The parties stipulate and agree that a fine of $25,000,000 is appropriate and is no more than twice the gross gain or gross loss resulting from the offenses.

SUSPENSION, REVOCATION, AND DEBARMENT

11.    Defendant understands that if defendant holds any regulatory licenses or permits, this agreement may result in the suspension or revocation of those licenses and/or permits. The Government makes no representation or promise concerning suspension or debarment of defendant from contracting with the United States or with any office, agency, or department thereof. Suspension and debarment of organizations is a discretionary administrative action solely within the authority of those federal contracting agencies. Defendant understands that unanticipated collateral consequences such as this will not serve as grounds to withdraw from this agreement.

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FACTUAL BASIS

12.    Defendant and the Government agree to the Statement of Facts attached hereto as Exhibit B and incorporated herein by this reference, and agree that the Statement of Facts is sufficient to support misdemeanor convictions for the charges described in this agreement. The attached Statement of Facts is not meant to be a complete recitation of all facts relevant to the underlying criminal conduct or all facts known to the parties that relate to that conduct.

WAIVER OF STATUTE OF LIMITATIONS

13.    Having been fully advised by defendant’s attorney regarding application of the statute of limitations to the two norovirus offenses to which this agreement applies, along with the Boston, Massachusetts norovirus offense that occurred on or about December 2015, the Sterling, Virginia norovirus offense that occurred on or about July 2017, and the Powell, Ohio Clostridium perfringens offense that occurred on or about July 2018, defendant hereby knowingly, voluntarily, and intelligently waives, relinquishes, and gives up: (a) any right that defendant might have not to be prosecuted for these offenses because of the expiration of the statute of limitations for the offenses prior to the filing of the information(s) alleging the offenses; and (b) any defense, claim, or argument defendant could raise or assert that prosecution of the offenses is barred by the expiration of the applicable statute of limitations, pre-indictment delay, or any speedy trial violation.

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BREACH OF AGREEMENT

14.    Defendant agrees that if any Chipotle officer or employee at or senior to the rank Field Leader (or functional equivalent),1 at any time after the signature of this agreement and execution of all required certifications by defendant, defendant’s counsel, and Government counsel, knowingly violates or fails to perform any of defendant’s obligations under this agreement (“a breach”), the Government may declare this agreement breached. All of defendant’s obligations are material, a single breach of this agreement is sufficient for the Government to declare a breach, and defendant shall not be deemed to have cured a breach without the express agreement of the Government in writing. If the Government declares this agreement breached, and the Court finds such a breach to have occurred, then the Government will be relieved of all its obligations under this agreement.

15.    Following the Court’s finding of a knowing breach of this agreement by defendant, should the Government choose to pursue any charge or any criminal, civil, administrative, or regulatory action that was either dismissed or not filed as a result of this agreement, including, the Simi Valley, California norovirus offense that occurred on or about August 2015, the Los Angeles, California norovirus offense that occurred on or about December 2017, the Boston, Massachusetts norovirus offense that occurred on or about December 2015, the Sterling, Virginia norovirus offense that

[1]	For the first 180 days after this agreement is signed and executed, the relevant rank is Team Director (or functional equivalent) instead of Field Leader (or functional equivalent).

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occurred on or about July 2017, and the Powell, Ohio Clostridium perfringens offense that occurred on or about July 2018, then:

a)    Defendant agrees that any applicable statute of limitations is tolled between the date of defendant’s signing of this agreement and the filing commencing any such action.

b)    Defendant waives and gives up all defenses based on the statute of limitations, any claim of pre-indictment delay, or any speedy trial claim with respect to any such action, except to the extent that such defenses existed as of the date of defendant’s signing this agreement.

c)    Defendant agrees that: (i) any statements made by defendant, under oath, at any hearing (if such a hearing occurred prior to the breach); (ii) the agreed to factual basis statement attached to this agreement; and (iii) any evidence derived from such statements, shall be admissible against defendant in any such action against defendant, and defendant waives and gives up any claim under the United States Constitution, any statute, Rule 410 of the Federal Rules of Evidence, Rule 11(f) of the Federal Rules of Criminal Procedure, or any other federal rule, that the statements or any evidence derived from the statements should be suppressed or are inadmissible.

COURT AND PROBATION OFFICE NOT PARTIES

16.    Defendant understands that the Court and the United States Probation Office are not parties to this agreement.

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NO ADDITIONAL AGREEMENTS

17.    Defendant understands that, except as set forth herein, and in the parties’ tolling agreement, there are no promises, understandings, or agreements between the Government and defendant or defendant’s attorney, and that no additional promise, understanding, or agreement may be entered into unless in writing and signed by all parties or on the record in court.

AGREED AND ACCEPTED

UNITED STATES ATTORNEY’S OFFICE

FOR THE CENTRAL DISTRICT OF CALIFORNIA

NICOLA T. HANNA

United States Attorney

/s/ Mark Williams	4/20/2020
JOSEPH O. JOHNS MARK A. WILLIAMS Assistant United States Attorneys SONIA W. NATH Special Assistant United States Attorney	Date

UNITED STATES DEPARTMENT OF JUSTICE CONSUMER PROTECTION BRANCH GUSTAV W. EYLER Director
/s/ Daniel Zytnick	4/20/2020
DANIEL ZYTNICK Trial Attorney	Date

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/s/ Roger Theodoredis	4/17/2020

NAME: Roger Theodoredis	Date

TITLE: Chief Legal Officer

Authorized Representative of Defendant CHIPOTLE MEXICAN GRILL, INC.

/s/ Jack P. DiCanio	4/17/2020
JACK P. DiCANIO	Date
Skadden, Arps, Slate, Meagher & Flom LLP
Attorney for Defendant
CHIPOTLE MEXICAN GRILL, INC.

/s/ David Scheper	4/17/2020
DAVID SCHEPER	Date
Scheper Kim & Harris LLP
Attorney for Defendant
CHIPOTLE MEXICAN GRILL, INC.

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CERTIFICATION OF DEFENDANT

I have been authorized by defendant CHIPOTLE MEXICAN GRILL, INC. (“defendant”) to enter into this agreement on behalf of defendant. I have read this agreement in its entirety. I have had enough time to review and consider this agreement, and I have carefully and thoroughly discussed every part of it with defendant’s attorney. I understand the terms of this agreement, and I voluntarily agree to those terms on behalf of defendant. I have discussed the evidence with defendant’s attorney, and defendant’s attorney has advised me of defendant’s rights, of possible pretrial motions that might be filed, of possible defenses that might be asserted either prior to or at trial, of the sentencing factors set forth in 18 U.S.C. § 3553(a), of relevant Sentencing Guidelines provisions, and of the consequences of entering into this agreement. No promises, inducements, or representations of any kind have been made to me or to defendant other than those contained in this agreement. No one has threatened or forced me or defendant in any way to enter into this agreement. I am satisfied with the representation of defendant’s attorney in this matter.

/s/ Roger Theodoredis	4/17/2020
NAME: Roger Theodoredis	Date

TITLE: Chief Legal Officer

Authorized Representative of
Defendant
CHIPOTLE MEXICAN GRILL, INC.

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CERTIFICATION OF COUNSEL

I am defendant CHIPOTLE MEXICAN GRILL, INC.’s attorney. I have carefully and thoroughly discussed every part of this agreement with the authorized representative of my client. Further, I have fully advised my client and its authorized representative of its rights, of possible motions that might be filed, of possible defenses that might be asserted either prior to or at trial, of the sentencing factors set forth in 18 U.S.C. § 3553(a), of relevant Sentencing Guidelines provisions, and of the consequences of entering into this agreement. To my knowledge: no promises, inducements, or representations of any kind have been made to my client other than those contained in this agreement; no one has threatened or forced my client in any way to enter into this agreement; my client’s decision to enter into this agreement is an informed and voluntary one; and the factual basis set forth in this agreement is sufficient to support convictions to the charges specified in this agreement.

/s/ Jack DiCanio	4/17/2020
JACK P. DiCANIO	Date
Skadden, Arps, Slate, Meagher
& Flom LLP
Attorney for Defendant
CHIPOTLE MEXICAN GRILL, INC.

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CERTIFICATION OF COUNSEL

I am defendant CHIPOTLE MEXICAN GRILL, INC.’s attorney. I have carefully and thoroughly discussed every part of this agreement with the authorized representative of my client. Further, I have fully advised my client and its authorized representative of its rights, of possible motions that might be filed, of possible defenses that might be asserted either prior to or at trial, of the sentencing factors set forth in 18 U.S.C. § 3553(a), of relevant Sentencing Guidelines provisions, and of the consequences of entering into this agreement. To my knowledge: no promises, inducements, or representations of any kind have been made to my client other than those contained in this agreement; no one has threatened or forced my client in any way to enter into this agreement; my client’s decision to enter into this agreement is an informed and voluntary one; and the factual basis set forth in this agreement is sufficient to support convictions to the charges specified in this agreement.

/s/ David Scheper	4/17/2020
DAVID SCHEPER	Date
Scheper Kim & Harris LLP
Attorney for Defendant
CHIPOTLE MEXICAN GRILL, INC.

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Exhibit A

UNITED STATES DISTRICT COURT

FOR THE CENTRAL DISTRICT OF CALIFORNIA

UNITED STATES OF AMERICA, Plaintiff, v. CHIPOTLE MEXICAN GRILL, INC. Defendant.	CR No. 20- I N F O R M A T I O N [21 U.S.C. §§ 331(k), 333(a)(1): Adulterating and Causing the Adulteration of Food While Held for Sale After Shipment in Interstate Commerce]

The United States Attorney charges:

COUNT ONE

[21 U.S.C. §§ 331(k), 333(a)(1)]

On or about August 18, 2015, through August 24, 2015, in Simi Valley, California, within the Central District of California, and elsewhere, defendant CHIPOTLE MEXICAN GRILL, INC. (“CHIPOTLE”) did adulterate food, and cause food to become adulterated, within the meaning of the Federal Food, Drug, and Cosmetic Act, 21 U.S.C. §§ 321(f), 342(a)(4), while such food was held for sale after shipment in interstate commerce.    Specifically, defendant CHIPOTLE held food that was adulterated because it was prepared, packed, and held under insanitary conditions whereby it may have been contaminated with filth, and whereby it may have been rendered injurious to health, while such food was held for sale after shipment of one or more of its components in interstate commerce.

COUNT TWO

[21 U.S.C. §§ 331(k), 333(a)(1)]

On or about December 13, 2017, through December 18, 2017, in Los Angeles County, within the Central District of California, and elsewhere, defendant CHIPOTLE did adulterate food, and cause food to become adulterated, within the meaning of the Federal Food, Drug, and Cosmetic Act, 21 U.S.C. §§ 321(f), 342(a)(4), while such food was held for sale after shipment in interstate commerce.    Specifically, defendant CHIPOTLE held food that was adulterated because it was prepared, packed, and held under insanitary conditions whereby it may have been contaminated with filth, and whereby it may have been rendered injurious to health, while such food was held for sale after shipment of one or more of its components in interstate commerce.

GUSTAV W. EYLER Director Consumer Protection Branch	NICOLA T. HANNA United States Attorney
DANIEL ZYTNICK Trial Attorney Consumer Protection Branch U.S. Department of Justice

BRANDON D. FOX

Assistant United States Attorney

Chief, Criminal Division

JOSEPH O. JOHNS

Assistant United States Attorney

Chief, Environmental and Community

Safety Crimes Section

MARK A. WILLIAMS

Assistant United States Attorney

Deputy Chief, Environmental and

Community Safety Crimes Section

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EXHIBIT B

Statement of Facts

The following Statement of Facts is incorporated by reference as part of the Deferred Prosecution Agreement (this “Agreement”) between the United States Attorney’s Office for the Central District of California and the United States Department of Justice’s Consumer Protection Branch (collectively, “the Government”) and Chipotle Mexican Grill, Inc. (“Chipotle”). Chipotle hereby agrees and stipulates that the following information is true and accurate. Chipotle admits, accepts, and acknowledges that it is responsible for the acts of its employees as set forth below. From in or about August 2015 to in or about July 2018, in the Central District of California and elsewhere, Chipotle violated 21 U.S.C. § 331(k) by doing and causing to be done acts that caused articles of food to become adulterated within the meaning of 21 U.S.C. § 342(a)(4), while such articles were held for sale after shipment of one or more of their components in interstate commerce. Should the Government pursue the prosecution that is deferred by this Agreement, Chipotle agrees that it will neither contest the admissibility of, nor contradict, this Statement of Facts.

I.	BACKGROUND: RAPID GROWTH AND PROFITABILITY

1.    Chipotle is a Delaware corporation based in Newport Beach, California, in the Central District of California. From 1993 through 2018, Chipotle was based in Colorado.

2.    The first Chipotle opened its doors on July 13, 1993.1 The second and third opened in 1995 and 1996.2 Subsequent growth was much faster, in large part due to McDonald’s investment in Chipotle in 1998. By the end of 2008, Chipotle owned over 800 restaurants.3 By September 30, 2015, Chipotle had 1,895 restaurants in the United States.4 That number includes 150 new restaurants opened in the first nine months of 2015,5 an average of almost four per week.

3.    For the calendar years from 2011 to 2015, Chipotle’s revenue nearly doubled, from $2.27 billion for 2011 to $4.50 billion for 2015. Net income more than doubled during the same time frame, from $214.95 million in 2011 to $475.60 million in 2015.6

4.    In 2014, a restaurant trade publication ranked Chipotle 15th in sales among other “fast-food” operations.7

5.    Also in 2014, Forbes published an article praising Chipotle as “the leader in the fast casual segment” and comparing the company’s “double digit revenue growth” to McDonald’s and Burger King’s “2% and -4% annual growth.”8 The Motley Fool published an article in 2014, stating that the company has “already bested the competition” and has “all the right pieces in place for continued growth.”9

[1]	https://money.cnn.com/2010/10/06/smallbusiness/chipotle_started.fortune/index.htm
[2]	https://www.cnbc.com/2017/11/29/how-steve-ells-built-chipotle-mexican-grill- into-a-burrito-empire.html
[3]	https://www.sec.gov/Archives/edgar/data/1058090/000119312509033199/d10k.htm
[4]	https://www.sec.gov/Archives/edgar/data/1058090/000105809015000044/cmg-20150930x10q.htm
[5]	https://www.sec.gov/Archives/edgar/data/1058090/000105809015000044/cmg-20150930x10q.htm
[6]	https://www.sec.gov/Archives/edgar/data/1058090/000105809016000058/cmg-20151231x10k.htm
[7]	https://www.qsrmagazine.com/reports/qsr50-2014-top-50-chart
[8]	https://www.forbes.com/sites/greatspeculations/2014/12/30/2014-year-in-review- chipotle-mexican-grill/#647f564552f3
[9]	https://www.fool.com/investing/general/2014/10/17/why-chipotle-mexican-grill- stock-looks-like-a-grea.aspx

6.    As of December 31, 2018, Chipotle owned 2,452 restaurants in the United States bearing the Chipotle name and selling fast casual Mexican food, and employed 73,000 employees, including about 5,100 salaried employees and about 67,900 hourly employees.

7.    A typical Chipotle restaurant is staffed with a general manager (sometimes called a “Restaurateur”), one to three hourly service managers, one to three hourly kitchen managers and an average of 22 full and part-time crew members.10 Chipotle restaurants generally have two shifts per day. Employees are cross-trained so that they can each work a variety of stations within the restaurant with a focus on “on the job” training for the various positions. Most of Chipotle’s restaurants also employ an apprentice manager.11

8.    According to Chipotle’s earnings reports, labor costs comprised 22.0 percent of yearly revenues for 2014. By 2017, labor costs had risen to 26.9 percent of yearly revenues. 12

9.    Since going public in 2006, Chipotle has acknowledged in its annual disclosures to the Securities and Exchange Commission (“SEC”) that foodborne illness outbreaks are a risk associated with operating its restaurants. Chipotle’s 2014 and 2015 annual reports

[10]	https://www.sec.gov/Archives/edgar/data/1058090/000105809019000007/cmg-20181231x10k.htm
[11]	https://www.sec.gov/Archives/edgar/data/1058090/000105809019000007/cmg-20181231x10k.htm
[12]	https://table.skift.com/2018/02/14/the-trouble-with-chipotle-is-labor-and-food- costs/

state that it “may be at a higher risk for food-borne illness outbreaks than some competitors due to our use of fresh produce and meats rather than frozen, and our reliance on employees cooking with traditional methods rather than automation.” 13

II.	FAST-CASUAL FOOD SERVICE, WITH KNOWN FOOD SAFETY RISKS

10.    Chipotle sought to revolutionize the food industry by “demonstrat[ing] that food served fast doesn’t have to be a ‘fast- food’ experience,” and the company looked “to fine-dining restaurants for inspiration.” Chipotle touted its use of “high- quality raw ingredients, classic cooking methods and a distinctive interior design,” which it described as “features that are more frequently found in the world of fine dining.”14 Chipotle also marketed itself using the term “food with integrity,” a phrase that the company uses to describe its dedication to, among other things, naturally-raised meat, sustainably grown produce, and “great preparation” by “skilled crews us[ing] classic cooking techniques.”15

11.    Chipotle strives to use locally sourced ingredients wherever possible in its restaurants; however, at least some of the components of its food held for sale in its restaurants were shipped in interstate commerce.

12.    From approximately 2015 to 2018, Chipotle faced at least five food safety incidents at various restaurants around the country, which stemmed primarily from store-level employees’ failure

[13]	https://www.sec.gov/Archives/edgar/data/1058090/000119312514035451/d629534d10k.htm
[14]	https://www.sec.gov/Archives/edgar/data/1058090/000104746906003640/a2168474z10- k.htm
[15]	https://www.chipotle.com/food-with-integrity

to follow Chipotle’s food safety policies and procedures, including the policy requiring the exclusion of restaurant employees who were sick or recently had been sick, as well as a failure by restaurant employees to hold food at appropriate temperatures to prevent and control for the growth of foodborne pathogens.    These failures contributed to norovirus outbreaks in late 2015 and 2017 at four Chipotle restaurants as well as one outbreak of foodborne illness related to Clostridium perfringens in July 2018. Collectively, more than 1,100 people reported becoming ill in connection with these incidents.

III.	FOODBORNE ILLNESSES

13.    Based on estimates from the United States Centers for Disease Control and Prevention on the incidence of foodborne disease, publicly available data on wages, peer-reviewed synthesis of data on medical costs, and economic, medical, and epidemiological literature, the Economic Research Service of the United States Department of Agriculture has estimated that the costs of major foodborne illnesses in the United States total over $15.6 billion annually,16 with $2.2 billion attributable to norovirus outbreaks and $342 million attributable to Clostridium perfringens outbreaks.17 Norovirus is the leading cause of illness and outbreaks from contaminated food in the United States.18

[16]	https://www.foodsafetynews.com/2014/10/foodborne-illnesses-cost-usa-15-6- billion-annually/
[17]	https://www.ers.usda.gov/data-products/cost-estimates-of-foodborne-illnesses/
[18]	https://www.cdc.gov/norovirus/about/transmission.html

A.    NOROVIRUS

14.    Norovirus is a “highly infective pathogen[] that can easily be transmitted by food workers and cause severe illness.”19 Norovirus outbreaks are commonly reported in healthcare facilities (including hospitals and long-term care facilities), schools and child care facilities and on cruise ships as well as in restaurants and other catered events.20 The CDC states that food handlers with norovirus can easily cause an outbreak:

If you work with food when you have norovirus illness, you can spread the virus to others. You can easily contaminate food and drinks that you touch with bare hands. People who consume the food or drinks can get norovirus and become sick. This can cause an outbreak.

…

Most of these outbreaks occur in the food service settings like restaurants. Infected food workers are frequently the source of the outbreaks, often by touching ready-to-eat foods, such as raw fruits and vegetables, with their bare hands before serving them.21

15.    The Food and Drug Administration has recommended that, to prevent the spread of norovirus at retail food establishments, “[m]anagement should explain to food employees the importance of reporting specific symptoms and any diagnoses or exposures to foodborne illness,” including vomiting, diarrhea, and any norovirus diagnosis.22

[19]	www.fda.gov/food/guidanceregulation/retailfoodprotection/industryandregulatoryassistanceandtrainingresources/ucm113827.htm
[20]	https://www.cdc.gov/norovirus/trends-outbreaks/outbreaks.html
[21]	www.cdc.gov/norovirus/food-handlers/work-with-food.html

16.    The most common symptoms of norovirus are: diarrhea, vomiting, nausea, and stomach pain.23 Norovirus also causes acute gastroenteritis, which is an inflammation of the stomach or intestines.24

17.    A person usually develops symptoms 12 to 48 hours after being exposed to norovirus. People with norovirus illness can feel extremely ill, and vomit or have diarrhea many times a day. This can lead to dehydration, especially in young children, older adults, and people with other illnesses. Most people with norovirus illness get better within 1 to 3 days.25

B.	CLOSTRIDIUM PERFRINGENS

18.    Clostridium perfringens (C. perfringens) is a spore- forming gram-positive bacterium that is found in many environmental sources as well as in the intestines of humans and animals. C. perfringens is commonly found on raw meat and poultry. It prefers to grow in conditions with very little or no oxygen, and, under ideal conditions, can multiply very rapidly. Some strains of C. perfringens produce a toxin in the intestine that causes illness.26 According to the CDC, “it is one of the most common types of foodborne illness in the United States. The CDC estimates it causes nearly 1 million cases of foodborne illness each year.”27

[22]	www.fda.gov/food/guidanceregulation/retailfoodprotection/industryandregulatoryassistanceandtrainingresources/ucm113827.htm
[23]	https://www.cdc.gov/norovirus/about/symptoms.html
[24]	https://www.cdc.gov/norovirus/about/symptoms.html
[25]	Id.
[26]	https://www.cdc.gov/foodsafety/diseases/clostridium-perfringens.html
[27]	Id.

19.    Beef, poultry, gravies, and dried or pre-cooked foods are common sources of C. perfringens infections. C. perfringens infection often occurs when foods are prepared in large quantities and kept warm for a long time before serving.28

20.    People infected with C. perfringens develop diarrhea and abdominal cramps within 6 to 24 hours (typically 8 to 12 hours). The illness usually begins suddenly and lasts for less than 24 hours. People infected with C. perfringens usually do not have fever or vomiting. The illness is not passed from one person to another.29

21.    Everyone is susceptible to food poisoning from C. perfringens. The very young and elderly are most at risk of C. perfringens infection and can experience more severe symptoms that may last for 1 to 2 weeks. Complications, including dehydration, may occur in severe cases.30

IV.	CHIPOTLE’S APPROACH TO FOOD SAFETY

22.    As of 2015, Chipotle had five main corporate departments responsible for food safety, all of which remain in place today: Restaurant Operations; Safety Security & Risk (“SSR”); Supply Chain; Training; and Food Safety & Quality Assurance (“FSQA”). Chipotle’s employee handbook and training materials state that ensuring food safety was a “top priority” of the company and was part of every employee’s job and responsibility.31

23.    Although not required by the FDA for restaurants, Chipotle took the initiative to adopt a Hazard Analysis and

[28]	Id.
[29]	https://www.cdc.gov/foodsafety/diseases/clostridium-perfringens.html
[30]	Id.
[31]	(2014 Chipotle Employee Handbook, at 13-16.)

Critical Control Point (“HACCP”) plan, which is a food safety management system focused on preventing food safety problems by identifying critical control points (“CCPs”) in the restaurant. According to the FDA, a CCP is defined as a “step at which control can be applied and is essential to prevent or eliminate a food safety hazard or reduce it to an acceptable level.”32 Some examples of CCPs identified by Chipotle include: carefully monitoring and regulating hot and cold holding temperatures; wellness and personal hygiene checks; walk-in and reach-in cooler temperatures; grill temperatures; grilled meat temperatures; and the process of cooling cooked foods.

24.    Chipotle also retained an outside company, EcoLab, to conduct audits of its restaurants at periodic intervals. Those audits reviewed food temperature controls, sanitizer levels, and water levels. However, the EcoLab audits did not look at training records; it was Chipotle management’s responsibility to review and verify employee training.

25.    SSR was one of Chipotle’s headquarters-based units that included a customer incident team, which was responsible for tracking reports of both customer incidents (including illnesses) and employee illnesses. After learning about illnesses, SSR would sometimes contact individual Chipotle restaurants to determine if there were any additional reports of customer or employee illness. SSR was a first-responder team that sometimes learned of employee illnesses from store management or after following up on reports of consumer illnesses; these reports sometimes were viewed skeptically

[32]	https://www.fda.gov/food/hazard-analysis-critical-control-point-haccp/haccp- principles-application-guidelines#defs by the company. As one former SSR Customer Incident Analysist stated, Chipotle “never honored a foodborne illness claim when there was only one customer complaint of foodborne illness.”

26.    The Norwalk Prevention Protocols (“NPPs”) are a comprehensive set of protocols designed specifically for Chipotle to help combat norovirus. The NPPs include the implementation of employee symptom surveys to ensure the exclusion of sick employees, sanitizing the restaurant using bleach solution, increased handwashing protocols and restrictions on sharing employees and food transfers. These protocols are put into place when reports of illness occur in a restaurant or when a high risk of norovirus is suspected within the community in which the restaurant is located.

27.    In compliance with Chipotle’s policies and procedures, Chipotle restaurants did not implement the NPPs until after SSR was notified of potential illnesses and SSR instructed the restaurant to implement them. Once SSR was notified and began investigating complaints of customer illnesses at the restaurants located in Simi Valley, California; Boston, Massachusetts; Sterling, Virginia; Los Angeles, California, and Powell, Ohio, it took action in implementing the NPPs. As set out herein, store-level employees’ failure to follow Chipotle’s food safety protocols, including the sick exclusion policy, and the failure to timely notify SSR, contributed to the size of foodborne illness outbreaks stemming from those restaurants.

V.	CHIPOTLE RESTAURANTS FAILED TO FOLLOW THE COMPANY’S ESTABLISHED PROTOCOLS TO PREVENT SICK EMPLOYEES FROM WORKING

28.    In 2008, more than 400 people were sickened by norovirus at a Chipotle restaurant in Ohio. In response to that incident, Chipotle worked to develop the company-wide NPPs, which are not mandated by the FDA.

29.    Minor changes to the NPPs were made between 2008 and 2017. The October 2014 version mandated that the NPPs must be implemented “immediately” in any restaurant:

(1) When two or more unrelated customers report” getting sick “within 12 to 48 hours after eating at Chipotle and the customer’s symptoms are vomiting or a combination of” diarrhea, nausea, fever, or stomach cramps;

(2) “When a restaurant level employee becomes ill with vomiting or a combination of” diarrhea, nausea, fever, or stomach cramps; or

(3) “When a crew member or customer vomits in the restaurant.”

When any of these three situations occurred, the manager in charge was to “immediately call” a regional Field Leader and SSR. The NPPs also stated that managers must “immediately call” the SSR and Field Leader in the event of “multiple ill employees or multiple customer complaints.”

30.    The October 2014 NPPs further required the manager to “immediately complete [an] attached Employee Symptom Survey with every employee, and continue to do so for five days.” The NPPs required mandatory exclusion for sick employees: “If any employee answers ‘Yes’ to vomiting or a combination of the following: diarrhea, nausea, fever, or stomach cramps, that employee must be excluded from Chipotle, working or visiting, for 5 complete days from the date that employee last had symptoms.”The NPPs required “any and all ‘Yes’ answers” to be reported to the Field Leader and

SSR. The October 2014 NPPs also required managers to watch for sick employees: “Managers must be on the lookout for employees who are or may be sick but have not reported being sick.”

31.    When implemented, the NPPs dictated an enhanced cleaning protocol for the affected restaurant. The October 2014 NPPs specified that the cleaning protocols must be “followed for 5 days.”

32.    Chipotle also had an employee illness policy, which required employees suffering from a list of symptoms, including vomiting, to “immediately report it to the manager in charge [●]” The employee illness policy stated that, “[i]f you are ill and you vomit, you must immediately report this to the manager in charge, and you may be excluded from working at Chipotle for a period of five days from the date you last became ill.”

33.    Since at least 2007, Chipotle has had a formal written sick exclusion policy, requiring that any employee symptomatic with vomiting be excluded from the restaurant. The Company’s policy on this issue was explained in more detail in a December 2013 internal newsletter:

Any employee who is vomiting must be sent home immediately, if they’re in the restaurant. They must also be off for at least 5 full days — regardless of any doctors’ notes or if they say they feel better. No exemptions! Employees can be contagious, even after their symptoms have subsided. Maintaining the ‘5-Days Policy’ is a very important part not only of keeping our food safe for our customers, but to prevent other employees from becoming ill.

34.    On July 1, 2015, before the norovirus incidents at issue here, Chipotle adopted a paid sick leave policy, pursuant to which employees would accrue three days, or 24 hours, per year of annual paid sick leave. Less than a year later, on March 28, 2016, Chipotle altered this policy to eliminate the accrual requirement so that employees received 24 hours of paid sick leave on their first day of employment.

35.    Despite the requirement that store managers contact SSR in certain situations, there were occasions when customer incident analysts at SSR would not find out about restaurant employee illnesses until the analysts contacted the restaurant because of a customer illness report, which then led to delayed implementation of the NPPs. For example, in May 2014, a consumer illness report prompted an SSR customer incident analyst to contact a Chipotle restaurant in El Segundo, California, whose kitchen manager informed the customer incident analyst that an employee was “vomiting at work and was sent home yesterday.” The customer incident analyst directed the restaurant to begin the NPPs. According to the protocols, the restaurant should have contacted SSR and begun the NPPs the previous day because of the employee vomiting at work. The next month, an SSR customer incident analyst directed a Chipotle restaurant in Maryland to begin the NPPs after learning that a restaurant employee “vomited at the restaurant” five days earlier. Thus, the restaurant had failed to follow company policy to timely report the illness to SSR and to implement the NPPs despite an employee vomiting in the restaurant. While the NPPs were ongoing, the customer incident analyst directed the restaurant to continue following the protocols for five more days after being informed that a crew member was “vomiting this morning and worked today,” which also violated company policy. Similarly, in December 2014, after receiving a consumer illness report regarding a Chipotle restaurant in Boynton Beach, Florida, an SSR customer incident analyst learned from a restaurant employee that “multiple crew members have been sick and that a crew member vomited in the restaurant on” December 26, 2014. The customer incident analyst directed the restaurant to immediately begin the NPPs, three days after the employee vomited in the restaurant. The restaurant failed to follow company policy by not timely notifying SSR about the employee vomiting in the restaurant and immediately implementing the NPPs. These three incidents in Chipotle restaurants across the country (California, Maryland, and Florida) demonstrate that some store-level Chipotle employees were not following the company’s policies and illness reporting requirements, which contributed to the norovirus outbreaks at issue.

36.    Similar failures and violations of the NPPs occurred in 2014 and 2015. In the three months from May to July of 2015, the NPPs were implemented three times. Each of those implementations involved a consumer reporting an illness, which prompted an SSR customer incident analyst to contact a Chipotle restaurant only to subsequently learn that an employee had returned to work the day after vomiting. In each of those instances, SSR learned about the employee illnesses only because of later consumer illness reports.

37.    In August 2015, over the course of at least seven days, approximately 234 consumers and employees of a Chipotle restaurant in Simi Valley, California, in the Central District of California, reported becoming ill. On August 19, 2015, an employee of that restaurant was sent home because he vomited. Although Chipotle’s policies required the restaurant to report such illnesses to SSR and implement the NPPs, the restaurant did not do so. Two days later, following multiple consumer illness reports, a customer incident analyst and a regional manager spoke with the restaurant’s apprentice manager and learned that another employee reported having a contagious illness the previous day. The customer incident analyst directed the restaurant to implement the NPPs. As part of the NPPs, employees completed symptoms surveys, and at least four employees reporting having symptoms potentially related to norovirus earlier in the week. Some of the staff cleaning the restaurant as part of the NPPs were also sick, with symptoms potentially related to norovirus. Additionally, on or about September 7, 2015, after implementation of the NPPs, a general manager came to work at the Simi Valley store while sick. At least one Chipotle employee notified Chipotle headquarters of this incident in writing, but never received a response.

38.    In December 2015, over the course of at least nine days, approximately 141 people reported illness related to a norovirus incident at a Chipotle restaurant in Boston, Massachusetts. This outbreak is likely the result of an ill apprentice manager working in the restaurant. On December 3, the apprentice manager informed a regional Chipotle manager that he vomited in the restaurant.

Although this incident should have triggered the NPPs, no one reported the illness to SSR or implemented the NPPs. Instead, the regional manager instructed the apprentice manager to stay until closing, a clear violation of Chipotle’s food safety policies. The apprentice manager did not work the following day, but returned on

December 5 and helped package a catering order for a Boston College basketball team, whose members were among the consumers sickened by the outbreak.

39.    In July 2017, over the course of at least four days, at least 135 people reported illness related to a norovirus incident at a Chipotle restaurant in Sterling, Virginia. The restaurant’s general manager allowed the kitchen manager to work while sick, aggravating the Sterling norovirus outbreak. The county health department found in 2015 that “[e]mployees or applicants are not aware of the reporting procedures concerning information about their health and activities if they are suspected of causing, or being exposed to a confirmed disease outbreak caused by Salmonella, Shigella, E. coli O157:H7, Hepatitis A virus or norovirus.” The county health department found a similar violation in 2013: “Employees or applicants are not aware of the reporting procedures concerning information about their health and activities as they relate to diseases that are transmissible through food, including ... norovirus.”33

40.    In December 2017, over the course of six days, at least 28 people, including at least 11 Chipotle employees, reported illness related to a norovirus incident at the Chipotle restaurant on West Pico Boulevard in Los Angeles, California, in the Central District of California. The employees exhibited symptoms of diarrhea, weakness, vomiting, and body aches.

41.    The sick employees at the West Pico Boulevard Chipotle restaurant reported serving as food handlers in the restaurant.

33	www.healthspace.com/Clients/VDH/Loudoun/Web.nsf/formFacility.xsp?id=81436EC5EB1CD4 5C8825703E00417E86

Several sick employees were sent home and told not to work; however, at least one employee who was sick during the December outbreak was not excluded for the appropriate number of days, in violation of the NPPs. She was sent home from work on Tuesday, December 12, 2017, returned to work on Thursday, December 14, 2017, and worked all day, before the end of the exclusion period required by the NPPs. On Friday, December 15, 2017, she reported for work and was again sent home for being sick.

VI.	A CHIPOTLE RESTAURANT FAILED TO HOLD FOOD AT APPROPRIATE TEMPERATURES

42.    In July 2018, over the course of at least eight days, approximately 647 people who dined at a Chipotle restaurant in Powell, Ohio reported illness related to Clostridium perfringens, a pathogen that grows rapidly when food is not held at appropriate temperatures. The local health department determined that the restaurant had critical violations of the local food regulations, including those specific to time and temperature controls for lettuce and beans.

VII.	CHIPOTLE SIGNIFICANTLY ENHANCED ITS FOOD SAFETY POLICIES AND PROCEDURES IN THE WAKE OF THE FOOD SAFETY INCIDENTS AT ISSUE HERE

43.    In the wake of the incidents discussed above, Chipotle took numerous steps to improve its food safety policies and procedures. As part of its continuous process of safety improvements, Chipotle enhanced its paid sick leave policy to automatically grant all employees 3 days of paid sick leave per year; established a Food Safety Advisory Council, composed of experts in the food safety industry, who meet quarterly to review company-wide food safety issues and report directly to Chipotle’s board; made sweeping leadership changes, including hiring a new

CEO and a new General Counsel, both of whom have extensive experience in food safety issues; adopted new training and audit procedures; and made significant changes to its food preparation techniques, including preparing more of its meats and produce in off-site commissaries.

44.    On January 12, 2016, just a few months into Chipotle’s campaign to enhance food safety, Chipotle’s Investor Relations Manager represented that “the initial estimate on the cost of all food safety changes is $80-100 million.”

VIII.	SOME CHIPOTLE EMPLOYEES REPORTED STRESSFUL WORKING CONDITIONS AND INADEQUATE STAFFING AND TRAINING OPPORTUNITIES

45.    Some former employees reported that they did not receive sufficient training at the beginning of their employment and were not adequately prepared when they started working at the company’s restaurants. Chipotle relied heavily on “on the job” or “shoulder-to-shoulder” training on food safety policies and procedures. Chipotle supplemented this training with “Chip Talk Notes,” commonly referred to as “Food Safety Notes” by former employees. These notes were developed to reinforce certain food safety policies and procedures at the store level, and every employee was required to sign a form verifying that he or she reviewed and understood the Food Safety Notes. Some former employees indicated that they did not have sufficient time to review the Food Safety Notes. Chipotle also requires, as part of its training, that employees watch training videos. Some former employees stated that Chipotle did not give them adequate opportunity to view these training videos.

46.    During the period from 2015 to 2018, store-level Chipotle employees felt that they could not stay at home when they were sick. Chipotle had a staffing model for each restaurant that was based on sales volume and safety considerations. Pursuant to this staffing model, each restaurant was required to have a set baseline of employees, regardless of the sales volume, in order to safely and efficiently operate. The staffing model further provided for each restaurant to add additional staffing on an incremental basis as sales volume increased to ensure that each restaurant could comply with Chipotle’s food safety policies and procedures. Based on this staffing model, restaurant managers would hire employees and set a roster of team members, who consisted of entry level crew members and lower-level management who were responsible for food storage, food handling, and food safety at each restaurant.

47.    Despite Chipotle’s staffing model, some former Chipotle employees reported feeling stress and pressure because they felt overworked and short-staffed, particularly during peak hours. For example, one former employee noted that when there were supposed to be eight employees on a shift, there were often only three to seven employees. Additionally, some Chipotle employees reported that they were responsible for finding their own coverage for their shifts if they became ill. Due to the pressure of not wanting to let their teammates down, or of finding their own coverage, these employees reported feeling pressure to work while sick, even though this was against Chipotle’s sick exclusion policies. For example, one former employee who worked for Chipotle for over four years stated that it was “somewhat difficult” to find a replacement employee and that “very frequently,” either the manager covered the sick employee’s position, or the shift worked short-handed.

48.    Many Chipotle employees were teenagers and young adults, who were often expected to quickly learn and perform key food safety and food preparation tasks. Chipotle employees were often expected to learn these tasks through “on the job” training from current Chipotle team members and management. As Chipotle has acknowledged in its SEC reports, Chipotle “may be at a higher risk for food-borne illness outbreaks than some competitors due to [its] use of fresh produce and meats rather than frozen, and [its] reliance on employees cooking with traditional methods rather than automation.” Training of Chipotle’s employees is critical to ensuring food safety and food handling tasks, particularly because so much of the responsibility for these tasks is placed on entry-level employees who prepare fresh food for consumers under a fast-paced, high-pressure environment.

49.    Some Chipotle employees described working at Chipotle as a tough job that had high pressure. One former employee at the Simi Valley restaurant noted that “the turnover rate was insane.” The turnover for Chipotle as a whole ranged from 121.7% in December 2014 to 151% in December 2017. In 2016, when Chipotle had a turnover rate of 131%, other fast casual restaurants had a 122% turnover rate, whereas other quick service restaurants had a 152% turnover rate. Experienced employees noted that the high turnover rate made their jobs even more difficult.

EXHIBIT C

Compliance Program

Chipotle Mexican Grill, Inc. (“Chipotle”), hereby agrees to the following conditions of the deferred prosecution agreement:

1.    Chipotle shall, in consultation with its Food Safety Council, develop, maintain, and implement a comprehensive compliance program to ensure that it complies with all applicable federal and state food safety laws, including, but not limited to, the Federal Food, Drug, and Cosmetic Act, 21 U.S.C. §§ 301 et seq. (“FDCA”).

The compliance program shall be implemented for at least three years from the date of this agreement.

2.    Chipotle shall, in consultation with its Food Safety Council, which it established in 2017, and any other independent contractor or consultant it may choose to retain, within six months of the date of this Agreement:

a)    Review in detail all records in Chipotle’s possession, including, but not limited to, documents from its Safety, Security & Risk department (“SSR”), training records, emails, notes, and any other materials maintained by the restaurants for the outbreaks that occurred in Simi Valley, California; Boston, Massachusetts; Sterling, Virginia; Powell, Ohio; and Los Angeles, California, from 2015 through 2018;

b)    Conduct a root cause analysis of the failures that led to these five outbreaks;

c)    Evaluate whether Chipotle’s current approach to compliance with state and federal food safety laws and regulations is appropriate given the nature of Chipotle’s fresh, non-frozen

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ingredients, including a review of Chipotle’s Hazard Analysis Critical Control Point (“HACCP”) plans and Critical Control Points (“CCPs”) for each step in its preparation process for each of the five restaurants mentioned in Paragraph 2(a) to determine whether the HACCP plans are adequate;

d)    Review the implementation of Chipotle’s HACCP plans at the five restaurants outlined in Paragraph 2(a) and whether such process is effective, and how it can be improved;

e)    Review Chipotle’s approach to food safety audits, including an analysis of such audits for the five restaurants that were the source of the outbreaks described in Paragraph 2(a) and a determination whether such audits are adequately ensuring that Chipotle’s restaurants comply with all federal and state food safety laws perpetually, not only at the time of the audits;

f)    Review the staffing model employed at the five restaurants discussed in Paragraph 2(a) to determine how to accommodate appropriate staffing in a high turn-over retail environment and an appropriate revised staffing plan to address food safety concerns identified in Paragraph 2(b) above;

g)    Review existing training policies and procedures for all hourly staff and propose enhancements to ensure hourly staff in a high turn-over retail environment have sufficient time to review the training materials and to ensure that any food safety audits include a review of employee training and knowledge of key food safety concepts and proper food handling practices;

h)    Identify any additional steps that Chipotle or its employees can take to mitigate the issues that led to the outbreaks identified in Paragraph 2(a); and

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i)    Document all such analysis, findings, and recommendations in a comprehensive report (the “Food Safety Plan”) that shall be shared with the U.S. Attorney’s Office for the Central District of California and the Consumer Protection Branch of the Civil Division of the U.S. Department of Justice (collectively, “DOJ”), and the U.S. Food and Drug Administration (“FDA”) upon request.

3.    After the initial analysis and report outlined in Paragraph 2 is completed, Chipotle shall engage in a similar analysis and documented Food Safety Plan for all Chipotle restaurants on an annual basis. The Food Safety Plans shall be available to the DOJ and FDA upon request.

4.    In addition to providing the Food Safety Plan to the DOJ and FDA upon request, Chipotle and its employees will respond to any inquiries by the DOJ and FDA pertaining to any foodborne illness outbreaks at any Chipotle restaurants within fifteen (15) business days, including, but not limited to, providing any documentation developed by Chipotle, its Food Safety Council, or any independent contractor Chipotle may hire to assist in completing the Food Safety Plan to the DOJ and FDA upon request.

5.    Chipotle shall not distribute any food, as defined in 21 U.S.C. § 321(f), that fails to comply with the FDCA.

6.    All terms of this agreement are apart from, and in addition to, any existing authorities of the government or obligations of Chipotle under state and federal law.

7.    Chipotle’s Vice President of Food Safety, or another executive officer designated by Chipotle, shall certify to the DOJ that Chipotle is in compliance with Paragraphs 2 and 3 of this agreement on an annual basis.

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Exhibit D

NICOLA T. HANNA

United States Attorney

BRANDON D. FOX

Assistant United States Attorney

Chief, Criminal Division

JOSEPH O. JOHNS (Cal. Bar No. 144524)

Assistant United States Attorney

Chief, Environmental and Community Safety

Crimes Section

MARK A. WILLIAMS (Cal. Bar No. 239351)

Assistant United States Attorney

Deputy Chief, Environmental and Community

Safety Crimes Section

SONIA W. NATH

Special Assistant United States Attorney

1300 United States Courthouse

312 North Spring Street

Los Angeles, California 90012

Telephone: (213) 894-4536 / (213) 894-3359

E-mail:        joseph.johns@usdoj.gov

mark.a.williams@usdoj.gov

GUSTAV W. EYLER

Director

DANIEL E. ZYTNICK

Trial Attorney

Consumer Protection Branch

U.S. Department of Justice

P.O. Box 386

Washington, DC 20044

Telephone: (202) 598-8337

Email:    daniel.e.zytnick@usdoj.gov

Attorneys for Plaintiff

UNITED STATES OF AMERICA

UNITED STATES DISTRICT COURT

FOR THE CENTRAL DISTRICT OF CALIFORNIA

UNITED STATES OF AMERICA, Plaintiff, v. CHIPOTLE MEXICAN GRILL, INC., Defendant.	Case No. STIPULATION REGARDING REQUEST FOR (1) CONTINUANCE OF TRIAL DATE AND (2) FINDINGS OF EXCLUDABLE TIME PERIODS PURSUANT TO SPEEDY TRIAL ACT; [proposed] ORDER

Plaintiff United States of America, by and through its counsel of record, the United States Attorney’s Office for the Central District of California and the United States Department of Justice’s Consumer Protection Branch (collectively, the “Government”), and defendant CHIPOTLE MEXICAN GRILL, INC. (“CHIPOTLE”), both individually and by and through its counsel of record, Jack P. DiCanio and David C. Scheper, hereby stipulate as follows:

1.    The Information and Deferred Prosecution Agreement in this case were filed on                 . The Speedy Trial Act, 18 U.S.C. § 3161, originally required that the trial commence on or before                 .

2.    By this stipulation, CHIPOTLE moves to continue the trial date to                 . This is the first request for a continuance of the trial date.

3.    CHIPOTLE requests the continuance based upon the following facts, which the parties believe demonstrate good cause to support the appropriate findings under the Speedy Trial Act:

a.    CHIPOTLE is charged with adulterating food and causing food to become adulterated while held for sale after shipment of one or more of its components in interstate commerce in violation of the Federal Food, Drug, and Cosmetic Act (“FDCA”) Title 21, United States Code, Sections 331(k) and 333(a)(1).

b.    CHIPOTLE has entered into a Deferred Prosecution Agreement with the Government, which was filed on                 .

c.    In light of the foregoing, the parties represent that additional time is necessary for CHIPOTLE to demonstrate its compliance with the provisions of the Deferred Prosecution Agreement during the term of the agreement.

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d.    CHIPOTLE believes that failure to grant the continuance would be likely to make a continuation of the proceeding impossible or result in a miscarriage of justice.

e.    The Government does not object to the continuance.

f.    The requested continuance is not based on congestion of the Court’s calendar, lack of diligent preparation on the part of the attorneys for the Government or the defense, or failure on the part of the attorneys for the Government to obtain available witnesses.

4.    For purposes of computing the date under the Speedy Trial Act by which CHIPOTLE’s trial must commence, the parties agree that the time period of                  to                 , inclusive, should be excluded pursuant to 18 U.S.C. §§ 3161(h)(7)(A), (h)(7)(B)(i), and (h)(7)(B)(iv) because the delay results from a continuance granted by the Court at CHIPOTLE’s request, without government objection, on the basis of the Court’s finding that: (i) the ends of justice served by the continuance outweigh the best interest of the public and CHIPOTLE in a speedy trial; and (ii) failure to grant the continuance would be likely to make a continuance of the proceeding impossible, or result in a miscarriage of justice.

5.    In addition, the parties agree that the time period of                  to                 , inclusive, should be excluded pursuant to 18 U.S.C. § 3161(h)(2) because the delay constitutes a period during which prosecution is deferred by the attorneys for the Government pursuant to a written agreement with CHIPOTLE, with the approval of the Court, for the purpose of allowing CHIPOTLE to demonstrate its good conduct.

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6.    Nothing in this stipulation shall preclude a finding that other provisions of the Speedy Trial Act dictate that additional time periods be excluded from the period within which trial must commence. Moreover, the same provisions and/or other provisions of the Speedy Trial Act may in the future authorize the exclusion of additional time periods from the period within which trial must commence.

IT IS SO STIPULATED.

Dated: April , 2020	Respectfully submitted, NICOLA T. HANNA
United States Attorney
Central District of California

JOSEPH O. JOHNS MARK A. WILLIAMS
Assistant United States Attorneys
SONIA W. NATH
Special Assistant United States
Attorney

Attorneys for Plaintiff
UNITED STATES OF AMERICA

Dated: April , 2020	Respectfully submitted,

GUSTAV W. EYLER Director
Consumer Protection Branch
U.S. Department of Justice

DANIEL E. ZYTNICK Trial Attorney
Attorney for Plaintiff
UNITED STATES OF AMERICA

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I am CHIPOTLE MEXICAN GRILL’s attorney. I have carefully discussed every part of this stipulation and the continuance of the trial date with my client. I have fully informed my client of its Speedy Trial rights. To my knowledge, my client understands those rights and agrees to waive them. I believe that my client’s decision to give up the right to be brought to trial earlier than is an informed and voluntary one.

JACK P. DICANIO Attorney for Defendant CHIPOTLE MEXICAN GRILL, INC.	Date

I am CHIPOTLE MEXICAN GRILL’s attorney. I have carefully discussed every part of this stipulation and the continuance of the trial date with my client. I have fully informed my client of its Speedy Trial rights. To my knowledge, my client understands those rights and agrees to waive them. I believe that my client’s decision to give up the right to be brought to trial earlier than is an informed and voluntary one.

DAVID C. SCHEPER Attorney for Defendant CHIPOTLE MEXICAN GRILL, INC.	Date

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I have been authorized by defendant CHIPOTLE MEXICAN GRILL, INC. (“CHIPOTLE”) to enter into this stipulation. I have read this stipulation and have carefully discussed it with CHIPOTLE’s attorney. I understand CHIPOTLE’s Speedy Trial rights. On behalf of CHIPOTLE, I voluntarily agree to the continuance of the trial date, and give up CHIPOTLE’s right to be brought to trial earlier than     .

NAME:	Date

TITLE:

Authorized Representative of
Defendant
CHIPOTLE MEXICAN GRILL, INC.

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